UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 10, 2014

Bryn Mawr Bank Corporation

(Exact Name of Registrant as specified in its charter)

Pennsylvania	001-35746	23-2434506
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 Lancaster Avenue, Bryn Mawr, PA 19010

Registrant’s telephone number, including area code: 610-525-1700

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Failure to Satisfy a Continued Listing Rule or Standard.

On June 10, 2014, Bryn Mawr Bank Corporation (the “Company”), parent of The Bryn Mawr Trust Company (the “Bank”), provided written notice to the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) regarding an inadvertant oversight which led to the Company’s non-compliance with Nasdaq Listing Rule 5635(c). The notification to Nasdaq related to the Company’s issuance of shares to certain outside directors (the “affected directors”) as part of their annual retainer fees which were not part of a shareholder approved plan as required by Rule 5635(c) (the “Shares”).

The Company’s notice to Nasdaq proposed a plan to regain compliance with Rule 5635(c) which included the Company’s adoption of an equity compensation plan to retroactively cover the issuance of the Shares (the “Plan”) which is expected to be submitted for approval by the Company’s shareholders at a special meeting to take place prior to the Nasdaq deadline for the Company to regain compliance. To the extent the Plan is not adopted and approved by the Company’s shareholders prior to the Nasdaq deadline, the Company will cancel the Shares, and will not issue new shares to directors in connection with their retainer fees until a plan that would cover such shares is adopted and approved by the Company’s shareholders in accordance with Rule 5635(c).

The Company also intends to enter into agreements with the affected directors whereby the affected directors will agree not to (i) vote the Shares at any meeting of shareholders for the Company, (ii) participate in any dividends or other financial benefits of the Shares, or (iii) sell or otherwise dispose of the Shares, in each case unless and until the issuance of the Shares meets the requirements of Rule 5635(c).

The Company’s non-compliance with respect to the Shares was wholly inadvertent, and the Company looks to regain compliance at the earliest opportunity.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BRYN MAWR BANK CORPORATION

By:	/s/ Francis J. Leto
Francis J. Leto
President and Chief Operating Officer

Date: June 10, 2014